HEADLINE:  Iwerks Entertainment announces resignation of Paula Douglass

DATELINE:  BURBANK, Calif.

BODY:

     March 7, 1997--Iwerks Entertainment Inc. (NASDAQ:IWRK) Friday announced that Paula Douglass has resigned as a director and co-chairman of the board of the corporation as of March 6, 1997.

     Roy Wright, chief executive officer and chairman of the board of Iwerks Entertainment, said, "I would like to thank Ms. Douglass for her service to the company and I wish her well in her future endeavors."

     Burbank-based Iwerks Entertainment is one of the world's leading producers of high-tech multi-sensory experiences such as ride simulation, 2D and 3D giant-screen theaters, and other immersive attractions. For complete information, access www.iwerks.com on the World Wide Web.

     NOTE TO EDITORS:  for this company's past press releases go to

     http://www.businesswire.com/cnn/irwk.htm



     CONTACT:  Iwerks Entertainment Inc., Burbank
               Roy A. Wright, 818/841-7766